Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2018 RESULTS

NEW YORK, N.Y., August 16, 2018 – The Madison Square Garden Company (NYSE: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2018.

For fiscal 2018, the Company generated revenues of approximately $1.6 billion, which represents an increase of 18% as compared to the prior year. In addition, the Company generated operating income of $18.9 million, an increase of $79.2 million, and adjusted operating income (“AOI”) of $193.8 million, an increase of $96.2 million, both as compared to the prior year(1)(2). For comparative purposes, please note that fiscal 2018 results include a full year of TAO Group results (as compared with two months for fiscal 2017), as well as $27.5 million in net provisions for team personnel transactions. In addition, fiscal 2017 results include $30.5 million in non-recurring NHL and NBA distributions, $42.3 million in net provisions for team personnel transactions and a $33.6 million non-cash write-off.

For the fiscal 2018 fourth quarter, the Company generated revenues of $318.0 million, an increase of 4% as compared to the prior year quarter. In addition, the Company generated an operating loss of $45.4 million and an adjusted operating loss of $2.5 million, which represent improvements of 51% and 94%, respectively, both as compared to the prior year quarter. For comparative purposes, please note that fiscal 2018 fourth quarter results include $17.5 million in net provisions for team personnel transactions, as well as a full quarter of TAO Group results (versus two months of TAO Group results in the prior year quarter). In addition, fiscal 2017 fourth quarter results include $15.0 million in non-recurring NHL and NBA distributions, $35.2 million in net provisions for team personnel transactions and a $33.6 million non-cash write-off.

Executive Chairman and CEO Jim Dolan said, “We had a solid fiscal 2018, driven by the performance of our bookings business, the Christmas Spectacular and sponsorships. This past year we also took important steps to position the Company for continued growth as we unveiled our plans to build state-of-the-art venues – called MSG Sphere – in Las Vegas and London, and announced the exploration of a potential separation of our entertainment and sports businesses. Looking ahead, we believe that our commitment to delivering premium live experiences for our customers and partners will continue to create long-term value for our shareholders.”

Results from Operations

Segment results for the quarters ended June 30, 2018 and 2017 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q4 2018	F’Q4 2017	% Change	F’Q4 2018	F’Q4 2017	% Change	F’Q4 2018	F’Q4 2017	% Change
MSG Entertainment	$185.6	$125.9	47%	$(0.4)	$(46.1)	99%	$7.7	$(39.2)	NM
MSG Sports	132.5	179.6	(26)%	4.5	9.8	(54)%	10.1	14.5	(30)%
Corporate and Other (3)	(0.2)	—	NM	(43.9)	(44.2)	1%	(20.3)	(18.9)	(8)%
Purchase Accounting Adjustments	—	—	NM	(5.5)	(11.9)	54%	—	—	NM

Total Company	$318.0	$305.6	4%	$(45.4)	$(92.5)	51%	$(2.5)	$(43.6)	94%

Note: Does not foot due to rounding

(1)	See page 5 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)

The Company records TAO Group’s operating results in its consolidated statements of operations on a three-month lag basis. Fiscal 2018 fourth quarter financial results include TAO Group’s operating results for the period from January 1, 2018 to April 1, 2018 and fiscal 2017 fourth quarter financial results include TAO Group’s operating results for the period from February 1, 2017 to March 26, 2017 due to the timing of the acquisition. In addition, fiscal 2017 fourth quarter operating results did not include Counter Logic Gaming and Obscura Digital, which the Company acquired on July 28, 2017 and November 20, 2017, respectively. Accordingly, the Company’s results for fiscal 2018 are not directly comparable to fiscal 2017 results.

(3)

Corporate and Other primarily consists of unallocated corporate general and administrative costs (including costs associated with business development initiatives) and unallocated venue-related depreciation and amortization expense, as well as inter-segment eliminations.

MSG Entertainment

For the fiscal 2018 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $185.6 million increased 47%. The increase was primarily due to higher event-related revenues and a full quarter of operating results for TAO Group. The increase in event-related revenues was primarily due to higher revenues at The Garden, the Forum and Radio City Music Hall.

Fiscal 2018 fourth quarter operating loss of $0.4 million improved by $45.7 million and adjusted operating income of $7.7 million improved by $46.9 million. The improvement in operating income and adjusted operating income primarily reflects the increase in revenues, partially offset by higher selling, general and administrative expenses and direct operating expenses.

The increase in selling, general and administrative expenses was primarily due to a full quarter of TAO Group operating results, partially offset by other net expense decreases. The increase in direct operating expenses primarily reflects higher overall event-related expenses at the Company’s venues and a full quarter of TAO Group’s operating results, as well as higher other net expenses, offset by the absence of a $33.6 million write-off of the remaining deferred production costs for the New York Spectacular production recorded in the prior year quarter.

MSG Sports

For the fiscal 2018 fourth quarter as compared to the prior year period, MSG Sports revenues of $132.5 million decreased 26%. The decrease in revenues was primarily due to the absence of playoff-related revenues and, to a lesser extent, lower league distributions, mainly the result of the absence of $15.0 million in non-recurring NHL and NBA distributions. In addition, professional sports teams’ regular-season ticket-related revenue and food, beverage and merchandise sales decreased, which includes the combined impact of three fewer Knicks and Rangers home games versus the prior year quarter. This was partially offset by higher sponsorship and signage revenues, local media rights fees from MSG Networks Inc., and suite rental fee revenue.

Fiscal 2018 fourth quarter operating income decreased by $5.2 million to $4.5 million and adjusted operating income decreased by $4.4 million to $10.1 million. The decrease in operating income and adjusted operating income was primarily due to lower revenues, offset by lower selling, general and administrative expenses and direct operating expenses.

The decrease in selling, general and administrative expenses primarily reflects the absence of severance-related costs associated with the separation agreement with a team executive recorded in the prior year quarter. The decrease in direct operating expenses was primarily due to lower playoff-related expenses and other net expense decreases.

Corporate and Other

For the fiscal 2018 fourth quarter, Corporate and Other operating loss of $43.9 million improved by $0.2 million, primarily due to lower depreciation and amortization expense, offset by higher selling, general and administrative expenses. Fiscal 2018 fourth quarter adjusted operating loss of $20.3 million increased by $1.4 million, primarily due to higher selling, general and administrative expenses, mainly a result of higher professional fees, employee compensation and related benefits, the inclusion of Obscura Digital expenses associated with the Company’s business development initiatives and other net cost increases, partially offset by certain favorable adjustments related to contingent payments for the Company’s business acquisitions.

Purchase Accounting Adjustments

For the fiscal 2018 fourth quarter as compared to the prior year period, operating expenses related to purchase accounting adjustments decreased $6.4 million, primarily due to the absence of expense related to the step-up in value of TAO Group’s inventory.

Other Items

On June 27, 2018, the Company announced that its board of directors authorized the exploration of a possible spin-off that would separate the Company’s sports businesses from its entertainment businesses.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, The Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. Other MSG properties include legendary sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and one of the leading North American esports organizations, Counter Logic Gaming. In addition, the Company features the popular original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is TAO Group, a world-class hospitality group with globally-recognized entertainment dining and nightlife brands: Tao, Marquee, Lavo, Avenue, The Stanton Social, Beauty & Essex and Vandal. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of adjusted operating income (loss) to operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Chief Communications Officer The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 2061378

Conference call replay number is 855-859-2056 / Conference ID Number 2061378 until August 23, 2018

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Revenues	$317,957	$305,574	$1,559,095	$1,318,452
Direct operating expenses	209,179	230,593	945,428	861,381
Selling, general and administrative expenses	123,199	138,674	472,305	410,039
Depreciation and amortization	30,967	28,777	122,486	107,388

Operating income (loss)	(45,388)	(92,470)	18,876	(60,356)
Other income (expense):
Loss in equity method investments	(9,209)	(1,475)	(7,770)	(29,976)
Interest income	6,594	3,740	21,582	11,836
Interest expense	(3,941)	(2,457)	(15,415)	(4,189)
Miscellaneous income	—	51	303	1,492

Income (loss) from operations before income taxes	(51,944)	(92,611)	17,576	(81,193)
Income tax benefit	1,454	5,158	116,872	4,404

Net income (loss)	(50,490)	(87,453)	134,448	(76,789)

Less: Net income (loss) attributable to nonredeemable noncontrolling interests	(3,287)	1,195	(6,518)	304
Less: Net loss attributable to redeemable noncontrolling interests	(1,150)	(4,370)	(628)	(4,370)

Net income (loss) attributable to The Madison Square Garden Company’s stockholders	$(46,053)	$(84,278)	$141,594	$(72,723)

Basic earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$(1.94)	$(3.58)	$5.99	$(3.05)
Diluted earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$(1.94)	$(3.58)	$5.94	$(3.05)
Basic weighted-average number of common shares outstanding	23,686	23,559	23,639	23,853
Diluted weighted-average number of common shares outstanding	23,686	23,559	23,846	23,853

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.
•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily fair value adjustments to inventory in fiscal 2017 and favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2018	2017	2018	2017
Operating income (loss)	$(45,388)	$(92,470)	$18,876	$(60,356)
Share-based compensation	10,671	10,664	47,563	41,129
Depreciation and amortization (1)	30,967	28,777	122,486	107,388
Other purchase accounting adjustments	1,222	9,466	4,858	9,466

Adjusted operating income (loss)	$(2,528)	$(43,563)	$193,783	$97,627

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,
	2018	2017	% Change
MSG Entertainment	$185,643	$125,937	47%
MSG Sports	132,485	179,637	(26)%
Inter-segment elimination	(171)	—	NM

Total Madison Square Garden Company	$317,957	$305,574	4%

	Twelve Months Ended June 30,
	2018	2017	% Change
MSG Entertainment	$780,726	$506,468	54%
MSG Sports	778,653	811,984	(4)%
Inter-segment elimination	(284)	—	NM

Total Madison Square Garden Company	$1,559,095	$1,318,452	18%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended June 30,			Three Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
MSG Entertainment	$(437)	$(46,137)	99%	$7,736	$(39,153)	NM
MSG Sports	4,515	9,762	(54)%	10,076	14,482	(30)%
Corporate and Other (1)	(43,922)	(44,156)	1%	(20,340)	(18,892)	(8)%
Purchase accounting adjustments	(5,544)	(11,939)	54%	—	—	NM

Total Madison Square Garden Company	$(45,388)	$(92,470)	51%	$(2,528)	$(43,563)	94%

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
MSG Entertainment	$86,019	$(3,692)	NM	$117,034	$21,970	NM
MSG Sports	126,564	119,134	6%	149,543	143,001	5%
Corporate and Other (1)	(170,715)	(163,180)	(5)%	(72,794)	(67,344)	(8)%
Purchase accounting adjustments	(22,992)	(12,618)	(82)%	—	—	NM

Total Madison Square Garden Company	$18,876	$(60,356)	NM	$193,783	$97,627	98%

(1)

Corporate and Other primarily consists of unallocated corporate general and administrative costs (including costs associated with business development initiatives) and unallocated venue-related depreciation and amortization expense, as well as inter-segment eliminations.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2018	June 30, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,225,638	$1,238,114
Restricted cash	30,982	34,000
Accounts receivable, net	100,725	102,085
Net related party receivables	567	2,714
Prepaid expenses	28,761	23,358
Other current assets	28,996	49,458

Total current assets	1,415,669	1,449,729
Investments and loans to nonconsolidated affiliates	209,951	242,287
Property and equipment, net	1,253,671	1,159,271
Amortizable intangible assets, net	243,806	256,975
Indefinite-lived intangible assets	174,850	166,850
Goodwill	392,513	380,087
Other assets	45,713	57,554

Total assets	$3,736,173	$3,712,753

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$28,939	$24,084
Net related party payables	13,675	17,576
Current portion of long-term debt, net of deferred financing costs	4,365	—
Accrued liabilities:
Employee related costs	123,992	138,858
Other accrued liabilities	180,272	191,344
Deferred revenue	414,262	390,180

Total current liabilities	765,505	762,042
Long-term debt, net of deferred financing costs	101,335	105,433
Defined benefit and other postretirement obligations	49,240	52,997
Other employee related costs	53,501	47,913
Deferred tax liabilities, net	78,968	196,436
Other liabilities	56,905	47,441

Total liabilities	1,105,454	1,212,262

Commitments and contingencies
Redeemable noncontrolling interests	76,684	80,630
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,136 and 19,014 shares outstanding as of June 30, 2018 and 2017, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2018 and 2017	45	45
Preferred stock, par value $0.01,15,000 shares authorized; none outstanding as of June 30, 2018 and 2017	—	—
Additional paid-in capital	2,817,873	2,832,516
Treasury stock, at cost, 1,312 and 1,433 shares as of June 30, 2018 and 2017, respectively	(223,662)	(242,077)
Accumulated deficit	(11,059)	(148,410)
Accumulated other comprehensive loss	(46,918)	(34,115)

Total The Madison Square Garden Company stockholders’ equity	2,536,483	2,408,163
Nonredeemable noncontrolling interests	17,552	11,698

Total equity	2,554,035	2,419,861

Total liabilities, redeemable noncontrolling interests and equity	$3,736,173	$3,712,753

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$220,647	$216,623
Net cash used in investing activities	(182,357)	(264,301)
Net cash used in financing activities	(51,097)	(158,525)
Effect of exchange rates on cash and cash equivalents	331	—

Net decrease in cash and cash equivalents	(12,476)	(206,203)
Cash and cash equivalents at beginning of period	1,238,114	1,444,317

Cash and cash equivalents at end of period	$1,225,638	$1,238,114